Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Units, consisting of (i) shares of Common Stock, par value $0.01 per share and (ii) Warrants to purchase Common Stock	457(o)			$10,500,000	0.0000927	$973.35

	Equity	Common Stock, par value $0.01 per share, included in the Class A Units(2)

	Equity	Warrant to purchase Common Stock included in the Class A Units(2)(4)

	Equity	Class B Units, consisting of (i) shares of Series B Preferred Stock, par value $0.01 per share, (ii) Common Stock issuable on conversion of Series B Preferred Stock, and (iii) Warrants to purchase Common Stock	457(o)			$1,000,000	0.0000927	$92.70

	Equity	Series B Preferred Stock, par value $0.01 per share included in the Class B Units(2)

	Equity	Common Stock issuable on conversion of Series B Preferred Stock included in the Class B Units(2)(5)

	Equity	Warrant to purchase Common Stock included in the Class B Units (2)(4)

	Equity	Shares of Common Stock issuable upon exercise of Warrants(2)				$23,000,000	0.0000927	$2,132.10

	Equity	Representative Warrants(2)(4)(6)

	Equity	Shares of Common Stock issuable upon exercise of Representative Warrants(2)(6)	457(g)			$1,725,500	0.0000927	$159.91

	Total Offering Amounts					$36,225,500		$3,358.10

	Total Fees Previously Paid							$2,212.05(7)

	Total Fee Offsets							—

	Net Fee Due							$1,146.05

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(3)	Includes the price of additional shares of Common Stock and/or Warrants that may be issued upon exercise of the option granted to the underwriter to cover over-allotments, if any.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.
(6)

The registrant has agreed to issue upon the closing of this offering, warrants to Ladenburg Thalmann & Co. Inc. entitling it to purchase up to 6.0% of the aggregate shares of common stock sold in this offering including the number of shares of common stock issuable upon conversion of shares of the Series B Preferred Stock. The exercise price of the warrants is equal to 125% of the public offering price of the common stock offered hereby. The warrants will be exercisable upon issuance and will expire on the five (5) year anniversary of the commencement of sales in this offering.

(7)	Paid with prior filings.